KPMG

KPMG Assurance and Consulting Services LLP
Embassy Golf Links Business Park
Pebble Beach, B Block, 1st and 2nd Floor
Off Intermediate Ring Road
Bengaluru 560 071 India
Tel: +91 80 6833 5000
Fax: +91 80 6833 6999

December 29, 2023

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for National Energy Services Reunited Corp. ('NESR' or 'the Company') and, under the date of March 24, 2021, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2020 and 2019. On March 31, 2021, we were dismissed.

We were engaged again on June 15, 2022 by the Company to reaudit the consolidated balance sheets of the Company as of December 31, 2020, and 2019 (Successor Company balance sheets), and the related statements of operations, comprehensive income, shareholders' equity, and cash flows for the years ended December 31, 2020, December 31, 2019, and the period from June 7, 2018, to December 31, 2018 (Successor Company operations), and for the period from January 1, 2018 to June 6, 2018 with respect to NPS Holdings Limited (Predecessor Company operations). On May 15, 2023, we resigned.

We have read the Company's statements included under Item 16F of its Form 20-F dated December 29, 2023, and we agree with such statements except we are not in a position to agree or disagree with (i) the Company's statement in the first paragraph that the change was approved by the Audit Committee of the Board of Directors of the Company, (ii) the Company's statements in the third, sixth, seventh and eighth paragraphs, or (iii) the Company's statements concerning PwC in the ninth paragraph.

Very truly yours,

KPMG Assurance and Consulting Services LLP